SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

May 28, 2013
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.01- Entry into a Material Definitive Agreement

HOMI Industries Ltd (“HOMI Industries”), a wholly owned subsidiary of HOMI, entered into a new loan agreement, dated May 22, 2013, with Ilan Bahry (15%), Amir Schechtman (15%), and Izak Asif Consulting & Management Ltd (70%) (collectively, “Bahry, Schechtman and IACM”).

This loan agreement is based on a business model which HOMI has described in previous filings, known as HOMI’s “new business model,” and is in substantially the same form as has been used for multiple loan agreements of this kind, which HOMI Industries has entered into with non-affiliated and affiliated parties, since 2009.

Pursuant to this May 22, 2013 loan agreement, Bahry, Schechtman and IACM agreed to loan $71,250 to HOMI Industries.

As security and collateral for repayment of this loan, HOMI Industries will encumber in Bahry, Schechtman and IACM’s favor a computerized minibar system, including 150 HOMI® 226 computerized minibars, a central unit and a license to HOMI® software, which HOMI Israel Ltd (“HOMI Israel”), – which is under common control as HOMI Industries – undertook to install at the Cramim Resort & Spa, Jerusalem, Israel and operate under an outsource operation agreement which HOMI Israel signed with that hotel.

HOMI Industries will make monthly payments to Bahry, Schechtman and IACM towards repayment of the aforementioned loan. These payments  will not be in a fixed amount. The amount of each monthly repayment will be computed on the basis of HOMI Israel’s revenues from the outsource operation located at the Cramim Resort & Spa, Jerusalem. HOMI Israel shall invoice the Cramim Resort & Spa, Jerusalem for the full amount of the net revenues from the outsource operations at that hotel (“Cramim Resort & Spa, Jerusalem Net Revenues”).  From the sum equal to the Cramim Resort & Spa, Jerusalem Net Revenues, HOMI Industries will deduct (a) the cost of goods to be sold in the minibars; (b) labor costs; (c) a maintenance fee of $0.06 per minibar per day; and (d) a management fee of 8% of Cramim Resort & Spa, Jerusalem Net Revenues (collectively, “Cramim Resort & Spa, Jerusalem Operational Payments”).

Until completion of the first 9 years of this loan agreement, on a monthly basis, if Cramim Resort & Spa, Jerusalem Net Revenues, as collected by HOMI Israel, exceed Cramim Resort & Spa, Jerusalem Operational Payments by at least $1,781.25, then the amount of the monthly repayment which HOMI Industries will pay to Bahry, Schechtman and IACM shall be equal to 60% of all such excess; if Cramim Resort & Spa, Jerusalem Net Revenues, as collected by HOMI Israel, exceed the Cramim Resort & Spa, Jerusalem Operational Payments by more $1,068.75 but less than $1,781.25 then the amount of the monthly repayment which HOMI Industries will pay to Bahry, Schechtman and IACM shall be exactly $1,068.75; if Cramim Resort & Spa, Jerusalem Net Revenues, as collected by HOMI Israel, exceed Cramim Resort & Spa, Jerusalem Operational Payments by less than $1,068.75, then the amount of the monthly repayment which HOMI Industries will pay to Bahry, Schechtman and IACM shall be a sum equal to 100% of all such excess; and if Cramim Resort & Spa, Jerusalem Net Revenues, as collected by HOMI Israel, do not exceed Cramim Resort & Spa, Jerusalem Operational Payments, then no monthly repayment will be made to Bahry, Schechtman and IACM for that month.

Upon completion of the first 9 years of the Bahry, Schechtman and IACM loan, each monthly repayment will be in an amount equal to 60% of the sum, if any, by which Cramim Resort & Spa, Jerusalem Net Revenues, as collected by HOMI Israel, exceeded Cramim Resort & Spa, Jerusalem Operational Payments, for that month.

HOMI Industries shall continue to effect the monthly payments to Bahry, Schechtman and IACM for as long as the Cramim Resort & Spa, Jerusalem Outsource Operation continues. If and when the aggregate total of such monthly repayments exceeds the principal of the loan, such repayments shall be deemed interest on the loan.

If the Cramim Resort & Spa, Jerusalem Outsource Operation is terminated prior to the completion of the first 9 years of this loan, and the minibar system is removed from the Cramim Resort & Spa, Jerusalem, HOMI Industries will, at its own cost, have such minibar system reinstalled in another hotel with similar revenue earning capacity as the Cramim Resort & Spa, Jerusalem within six months.  In the event HOMI Industries does not have the minibar system placed in another similar hotel within six months of termination of this outsource agreement, HOMI Industries shall transfer the encumbrance to a similar minibar system owned by HOMI Industries, instead of the initial minibar system, and monthly repayments will be computed in relation to the replacement minibar system.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

10.1	Loan Agreement by and between HOMI and Ilan Bahry, Amir Schechtman and Izak Asif Consulting & Management Ltd, dated as of May 22, 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

May 28, 2013	Hotel Outsource Management International, Inc.

	By:	/s/ Jacob Ronnel
	Name:	Jacob Ronnel
	Title:	Chief Executive Officer